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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated March 14, 2005, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Computer Horizons Corp. on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this Registration Statement and Prospectus on Form S-4. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and Prospectus on Form S-4 and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Edison, New Jersey
August 3, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM